EXHIBIT 21.1

Subsidiaries of Great White Energy Services, Inc.

Acid, Inc.

Great White Pressure Pumping LLC

Great White Pressure Control LLC

Great White Directional Services LLC

Diamondback-Directional Drilling LLC